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                                                                     EXHIBIT 4.2


                                 FIRST AMENDMENT
                             TO THE CHOICEPOINT INC.
                           DEFERRED COMPENSATION PLAN



         THIS AMENDMENT to the ChoicePoint Inc. Deferred Compensation Plan (the "Plan") is made and entered into by ChoicePoint Inc. (the Company") as of the 31st day of January, 2001;

         WHEREAS, the Company has previously adopted the Plan, which was originally effective July 30, 1997; and

         WHEREAS, pursuant to Section 12.5 of the Plan, the Compensation Committee of the Board of Directors of the Company did, by resolution adopted January 31, 2001, approve the amendment of the Plan in certain particulars, and
Section 12.5 permits amendment of the Plan in the Plan Administrator's discretion consistent with the overall compensation and benefit policies of the Company;

         NOW, THEREFORE, the Plan is hereby amended as follows:

                                       1.

         Section 7.1 of the Plan is hereby amended by adding the following sentence at the end of said section:

                  "For contributions to Excess Profit-Sharing Contributions Accounts made for the Plan Year 2002 and thereafter (but not for such Accounts consisting of contributions made for Plan Years ending in or prior to 2001), the earnings credited will be based upon the investment experience of the Choice Point Inc. Stock Fund."



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                                       2.

         Section 9.1(b) of the Plan is hereby amended by deleting the next to the last word ("cash") from the final sentence in said subsection.

                                       3.

         Section 9.1 of the Plan is hereby amended by adding the following subsection (d) thereto:

                  "(d) Nature of Payment. Distributions of Excess Matching Contribution Accounts, Excess Transition Benefit Plan Accounts, Excess Profit-Sharing Contributions Accounts (for post-2001 Plan Years) and SERP Accounts shall be made in Company Stock, and distributions of all other Accounts shall be made in cash."


                                       4.

         The remaining provisions of the Plan are hereby ratified and confirmed.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the date and year first above written.

                                                   CHOICEPOINT INC.


                                                   By:  /s/ JOHN KARR
                                                      --------------------------
                                                   Title:  Vice President

Attest:

/s/ MARY J. RUPERT
----------------------------------------------
Title:   Notary Public, Fulton County, Georgia
         My Commission Expires Jan. 20, 2002


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